UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                                       SEC FILE NUMBER 000-27865
                                   FORM 12b-25
                                                          CUSIP NUMBER 451034102
                           NOTIFICATION OF LATE FILING

(Check one): ___ Form 10-K    ___ Form 10-F    _X_ Form 10-QSB    ___ Form N-SAR

             For Period Ended: JUNE 30, 2006
                               -------------
             ___ Transition Report on Form 10-K
             ___ Transition Report on Form 20-F
             ___ Transition Report on Form 11-K
             ___ Transition Report on Form 10-Q
             ___ Transition Report on Form N-SAR

             For the Transition Period Ended: ___________________

  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
      NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION
                 HAS VERIFIED ANY INFORMATION CONTAINED HERIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
________________________________________________________________________________

PART I - REGISTRANT INFORMATION

ICEWEB INC.
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Full Name of Registrant


-------------------------
Former Name if Applicable

205 VAN BUREN STREET
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Address of Principal Executive Office (Street and Number)

HERNDON, VIRGINIA 20170
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

    (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
    (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F,11-K or Form N-SAR, or portion thereof, will be filed on
[X] or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
    (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

    THE FORM 10-QSB COULD NOT BE FILED WITHIN THE PRESCRIBED TIME DUE TO ADDITIONAL TIME REQUIRED BY REGISTRANT'S MANAGEMENT TO PROVIDE CERTAIN INFORMATION TO BE INCLUDED IN THE FORM 10-QSB.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

    JOHN R. SIGNORELLO              703                        964-8000
    ------------------          -----------               ------------------
          (Name)                (Area Code)               (Telephone Number)

(2) Have all other periodic reports reports required under SECTION 13 or 15(D) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceeding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?
    If answer is no, identify report(s).                 Yes __X__     No _____

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                         Yes _____     No __X__

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
________________________________________________________________________________

                                   ICEWEB INC.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: AUGUST 15, 2006                   By: /s/ JOHN R. SIGNORELLO
      ---------------                       ----------------------
                                            JOHN R. SIGNORELLO, CHAIRMAN AND CEO

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall e typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.